Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO

Wednesday, May 9, 2007	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS FIRST QUARTER 2007 EARNINGS INCREASE

Hilo, Hawaii  — ML Macadamia Orchards, L.P. (NYSE: NUT) today reported net income for the first quarter 2007 of $346,000, or $0.05 per Class A Unit, mainly as a result of greater than normal first quarter harvest of macadamia nuts.  The net income is $446,000 greater than the first quarter of 2006, which showed a net loss of $100,000, or $0.01 per Class A Unit.

The higher production was partially offset by a lower nut price of $0.70 per pound, as compared to $0.76 paid in the prior year’s first quarter. The price that the Partnership receives for its nuts is based upon the terms and conditions of its nut purchase contracts with the various buyers. The vast majority of the Partnership’s financial results will be determined by the third and fourth quarter harvest levels and the nut prices paid under the respective nut purchase contracts. It is anticipated that nut prices will decline in the second half of the year as a result of depressed global kernel prices.

The Partnership is pursuing an acquisition of the processing and marketing assets of MacFarms of Hawaii, LLC, that, if successful, it believes will provide a higher level of revenue stability, margin growth and insulation against volatile market prices.

Total revenues in the first quarter 2007 were $3.4 million, comprised of $2.3 million from the sale of 3.3 million pounds of macadamia nuts (wet-in-shell @ 20% and recovery of 30%) and $1.0 million of contract farming revenue.  In comparison, revenues in the first quarter of 2006 were $1.5 million, $600,000 from the sale of 785,000 pounds and $923,000 from contract farming.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P.
Income Statements (unaudited)
(in thousands, except per unit data)

	For the quarters ended
	March 31,
	2007	2006

Macadamia nut sales	$2,324	$600
Contract farming revenue	1,041	923
Total revenues	3,365	1,523
Cost of goods and services sold
Costs of macadamia nut sales	1,622	413
Costs of contract farming revenue	953	838
Total cost of goods and services sold	2,575	1,251
Gross income	790	272
General and administrative expenses
Costs expensed with related party	53	35
Other	374	294
Total general and administrative expenses	329	329
Operating income (loss)	363	(57)
Interest expense	(33)	(60)
Interest income	30	11
Other income	14	15
Income (loss) before tax	374	(91)
Gross income tax	28	9
Net income (loss)	$346	$(100)

Net cash flow (as defined in the Partnership Agreement)	$752	$(5)

Net income (loss) per Class A Unit	$0.05	$(0.01)

Net cash flow (deficit) per Class A Unit (as defined in the Partnership Agreement)	$0.10	$0.00

Cash distributions per Class A Unit	$0.05	$0.05

Class A Units outstanding	7,500	7,500